Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated April 28, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Adecoagro S.A.'s Annual Report on Form 20-F for the year ended December 31, 2019.
We also consent to the incorporation by reference in this Registration Statement on Form S-8 of Adecoagro S.A. of our report dated March 9, 2021 relating to the consolidated financial statements, which appears in Adecoagro S.A.’s Form 6-K dated March 12, 2021.

Buenos Aires, Argentina.
March 12, 2021.

/s/ PRICE WATERHOUSE & CO. S.R.L.
By: /s/ (Partner)
Jorge Frederico Zabaleta